STATE STREET BANK AND TRUST COMPANY

                             CUSTODIAN FEE SCHEDULE

                            AARP INVESTMENT PROGRAM


I.   ADMINISTRATION
     --------------

     CUSTODY SERVICE
     ---------------

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

     A.   DOMESTIC ASSETS
          ---------------

          First $10 Billion        .60 Basis Points
          Second $10 Billion       .55 Basis Points
          Third $10 Billion        .50 Basis Points
          Fourth $10 Billion       .40 Basis Points
          Over $40 Billion         .30 Basis Points

     A minimum charge of $6,000 annually will be applied to new funds which do not reach $100mm within one year from inception. This minimum charge would begin in the 13th month.

B.   GLOBAL ASSETS
     -------------

Country Grouping
----------------
Group A        Group B        Group C        Group D        Group E        Group F        Group G
-------        -------        -------        -------        -------        -------        -------
Euroclear      Austria        Australia      Denmark        Portugal       Indonesia      Argentina
Japan          Canada         Belgium        Finland        Spain          Malaysia       Bangladesh
               Germany        Hong Kong      France                        Philippines    Brazil
                              Netherlands    Ireland                       South Korea    Chile
                              New Zealand    Italy                         Sri Lanka      China
                              Singapore      Luxembourg                    Sweden         Columbia
                              Switzerland    Mexico                        Taiwan         Cypress
                                             Norway                                       Greece
                                             Thailand                                     Hungary
                                             U.K.                                         India
                                                                                          Israel
                                                                                          Pakistan
                                                                                          Peru
                                                                                          Turkey
                                                                                          Uruguay
                                                                                          Venezuela

Holding Charges in Basis Points (Annual Fee)
--------------------------------------------

Group A   Group B   Group C   Group D   Group E   Group F   Group G
-------   -------   -------   -------   -------   -------   -------
  3.5       5.0       6.0       8.0       20.0      25.0      40.0

II.  PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED
     -----------------------------------------------

     State Street Bank Repos                        $ 7.00

     DTC or Fed Book Entry                          $l2.00

     New York Physical Settlements                  $25.00

     PTC Purchase, Sale Deposit or Withdrawal       $16.00

     Global Trades

 Group A & B      Group C        Group D      Group E & F      Group G
 -----------      -------        -------     ------------      -------
     $25            $40            $50            $70           $150

III. OPTIONS
     -------

     Option charge for each option written or       $25.00
     closing contract, per issue, per broker

     Option expiration charge, per issue, per       $15.00
     broker

     Option exercised charge, per issue, per        $15.00
     broker

IV.  SPECIAL SERVICES
     ----------------

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

V.   EARNINGS CREDIT
     ---------------

     A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

VI.  OUT-OF-POCKET EXPENSES
     ----------------------

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     Telephone                                    Transfer Fees
     Wire Charges ($5.00 per wire in and          Sub-custodian Charges
        $5.25 out)                                Price Waterhouse Audit Letter
     Postage and Insurance                        Federal Reserve Fee for Return
     Courier Service                                Check items over $2,500
     Duplicating                                    --$4.25 each
     Legal Fees                                   GNMA Transfer--$15.00 each
     Supplies Related to Fund Records             Stamp Duties
     Rush Transfer--$8.00 each                    Registration Fees



AARP INVESTMENT PROGRAM                      STATE STREET BANK & TRUST COMPANY
-----------------------                      ---------------------------------

By:       ___________________________        By:       /s/Theresa McGuire
Title:    ___________________________        Title:    Vice President
Date:     ___________________________        Date:     June 13, 1995